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Sigma Designs, Inc.

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June 19, 2012

Dear Fellow Shareholder:

PLEASE VOTE TODAY ON THE WHITE PROXY CARD TO SUPPORT YOUR BOARD'S PROGRAM TO INCREASE SHAREHOLDER VALUE

At Sigma Designs, Inc.'s Annual Meeting of Shareholders, scheduled for August 7, 2012, you will have the opportunity to make a critical decision regarding the future of your investment in the Company by voting for the directors who are best qualified to maximize the return on your shares. Because a dissident hedge fund, Potomac Capital Partners III, L.P., is attempting to seize control of your Board, you are faced with a decision to vote for either:

- **Sigma's established directors:** four current members of your Board with extensive industry experience, a deep understanding of the Company's markets and technology, and momentum that is being built from an established strategy for long-term growth and profitability.

- **Potomac's unknown nominees**: a set of hand-picked representatives with dubious qualifications, no depth of Company knowledge, no proposed strategy, and an agenda that is aligned with only one shareholder.

To protect the value of your investment, your Board unanimously recommends that shareholders vote "FOR" the Company's four highly qualified nominees for director: William Almon, Julien Nguyen, Thinh Tran and Lung Tsai. To do this, simply use the enclosed **WHITE** proxy card today to vote by telephone, by Internet or by signing, dating and returning the **WHITE** proxy card. We urge you to discard any Gold Potomac proxy card you may receive, as submitting it will cancel any previous vote you have submitted.

YOUR BOARD IS OVERSEEING IMPLEMENTATION OF A STRATEGIC PLAN TO PUT THE COMPANY ON A TRAJECTORY OF SUSTAINED REVENUE GROWTH AND PROFITABILITY

The overall market for video consumption is in the midst of tremendous changes, with certain trends linked to the evolution taking place in mobile devices, cloud computing, and bundled services. As a result, your Board developed a strategic plan to transform Sigma into the leading provider of semiconductor solutions for intelligent media platforms, building on the Company's current significant role in the delivery of digital entertainment throughout the home.

Sigma's strategy is to make the **Digital Connected Home** the core of the consumer's focus and translate this leveraged investment into market share growth within the SmartTV, connected media player, and

IPTV set-top box segments. Each segment within the Digital Connected Home shares the same basic requirements for:

- Media streaming and playback
- Home/Internet Connectivity
- Open Frameworks for Over-the-top content

Sigma is poised to leverage its technologies to provide these requirements to each Digital Connected Home. In addition, Sigma's strategic focus on home connectivity and home control solutions provide a comprehensive platform for a truly connected digital home.

The execution of this strategy involves a major momentum shift over time, leading to an increased rate of top-line growth with key elements and achievements as follows:

- Investing heavily in both internal development and acquisitions to deliver innovative products that offer differential value for the delivery of video content throughout the home.

- Developing partnerships that leverage maximum breadth of usage for our technologies across the range of our target markets, including in emerging markets like home control and energy management automation with our Z-Wave technologies.

- Penetrating substantial customers and operators to obtain volume deployments that translate this potential into revenue.

THE STRATEGIC PLAN IS ALREADY DELIVERING RESULTS

As a result of executing this strategy, the Company is already on the road to success with:

Increasing Revenue Growth: By capitalizing on recent design wins and expansion into new markets, leveraging Sigma's technology platforms, and growing market demand, we expect approximately 30% revenue growth in this fiscal year.

Maintaining Gross Margins: Through a continued focus on design cost reductions, improved volume purchase terms, and minimizing price declines, we expect to maintain relatively stable gross margins.

Leveraging Operating Synergies: By taking advantage of the commonality of technology development for the STB, DTV, and CMP segments, we expect to maintain our current R&D spend rate for the foreseeable future while revenues ramp to higher levels.

Returning to Profitability: Combining the three achievements above, the Company expects to emerge from this fiscal year operating a profitable business.

POTOMAC HAS NOT ARTICULATED ANY STRATEGY OR PLAN FOR SIGMA AND ITS NOMINEES ARE NOT FAMILIAR WITH THE COMPANY OR OUR INDUSTRY

Your current board is in full control of the strategic direction of the Company. They understand the dynamics within the Company's specific market segments, and have a detailed understanding of the current technologies and development programs in place, strategic partnerships, their agreements, and the leverage they represent, and the overall organization.

Potomac has proposed three hand-picked nominees to replace the highly-qualified directors nominated by your Board. If elected, Potomac's nominees would constitute a majority of the Board and thereby control the Company, an extreme outcome for a single shareholder who owns 7.4% of Sigma's outstanding shares. Moreover, their nominees appear to have no meaningful operating experience in the industry in which Sigma operates and have not articulated any new ideas for enhancing the value of your investment in Sigma. We believe that all of our shareholders are best served by a Board made up of directors not only with financial, regulatory and marketing expertise, but also with deep operating experience and interest in the semiconductor industry, our customers, suppliers, partners and the products we sell.

If the Potomac nominees gain control of the Board, they could imperil the ongoing implementation of our strategic plan and thereby the value of your investment, particularly in light of their lack of knowledge of Sigma's business industry and technology -- knowledge that is essential in the highly competitive, ever-evolving semiconductor industry. In addition, Sigma's significant cash resources would be in danger of being spent for non-strategic purposes in the hands of a hedge fund.

THE CURRENT BOARD IS RESPONSIVE TO OUR SHAREHOLDERS

Following an amendment to the Company's Preferred Stock Rights Agreement, or Rights Plan, Sigma invited certain shareholders to provide feedback, and based, in part, on this feedback, Sigma's Board determined to terminate the Rights Plan entirely.

This Board is also open to adding new perspectives to the Board, something shareholders have encouraged. This intent is seen not only in this Board's willingness to add Potomac nominees to the Board (as described in more detail below), but to seek out new directors with direct operating experience in the semiconductor industry.

Additionally, the Board recently approved the separation of the chairman and chief executive officer roles – an action designed to enhance the independence and governance structure of Sigma's Board. William Almon has been named Chairman of the Board, a position for which he is well qualified, having served as the Company's lead independent director since 2010.

THE BOARD HAS BEEN AND CONTINUES TO BE OPEN TO A RESOLUTION WITH POTOMAC TO SAVE COMPANY RESOURCES TO CREATE SHAREHOLDER VALUE

While concerned with the potentially dire consequences for the Company and its shareholders if the Potomac nominees constitute a majority of the Board, the Board is open to giving a significant shareholder Board representation in order to avoid a costly and disruptive proxy contest.

To that end, the Board and its management team have actively engaged Potomac over a long period through numerous in-person meetings, conference calls and written communications. In the course of those negotiations, we have gone so far as to agree to Potomac's proposal to add two Potomac directors to an expanded five member Board even though that would have resulted in the replacement of one of the current directors.

Inexplicably, however, Potomac refused to agree with their own proposal and offered a new proposal for a Board consisting of two current directors, two Potomac directors and one additional director to be determined by the reconstituted four-person Board. In addition, Potomac demanded immediate seating of their nominees even before Sigma's shareholders voted at the annual meeting. We believe such arrangements could significantly harm the interests of our shareholders since they could result in a lengthy period of disruption until a mutually acceptable fifth director was determined. While such a situation would be harmful at any time, the effects would be even worse given the necessity for the Board to oversee the successful implementation of the strategic plan. Accordingly, we rejected Potomac's re-negotiated offer.

Our offer to elect two Potomac nominees on a five member Board with three current directors was intended to avoid the cost and distraction that Potomac's proxy fight will cause. We remain willing to engage in constructive discussions with Potomac. However, 40% representation on the Board is more than adequate and reasonable for a 7.4% shareholder and to provide the new perspectives Potomac claims to be seeking. If Potomac wants more than that in order to seize control of your Company, they should pay you a change in control premium.

SIGMA DESIGNS IS WELL-POSITIONED FOR LONG-TERM SUCCESS

We firmly believe the actions that Sigma has undertaken are positioning the Company for long-term success. The progress we are making contributed to our results for the first quarter of fiscal 2013, which included better-than expected revenue (growing 13% from the prior quarter) and operating results as well as our highest gross profit margin in 18 quarters.

Sigma has a robust financial foundation that provides a competitive advantage and affords us the opportunity to act in the long-term interests of our Company and shareholders. **Given our strong liquidity and balance sheet, with significant cash on hand and no debt as of April 28, 2012, we believe we are well positioned to continue executing our strategic plan to put Sigma on a trajectory of sustained growth in revenue and profits.**

If Potomac's nominees are elected, Potomac's control of your Board could imperil the value of your investment by disrupting the successful implementation of the strategic plan.

YOUR VOTE IS IMPORTANT -- SUPPORT YOUR BOARD'S NOMINEES BY VOTING THE WHITE PROXY CARD TODAY

Sigma Designs is at a critical juncture. **Your Board and management team are actively engaged and committed to building value for all Sigma shareholders and have the necessary depth and breadth of expertise in areas that are critical to Sigma's continued and future success.** Protect your investment by voting for your Board's highly qualified nominees **TODAY** – by telephone, Internet or by signing, dating and returning the **WHITE** proxy card.

On behalf of the Board of Directors, we thank you for your continued support of Sigma Designs.

Sincerely,

William J. Almon
Chairman of the Board
Sigma Designs, Inc.

Thinh Q. Tran
President and Chief Executive Officer
Sigma Designs, Inc.

The following letter was including in our Annual Report to Shareholders mailed to our shareholders with our definitive proxy materials:

Dear Shareholders,

For Sigma Designs, fiscal year 2012 was a year of substantial technological achievement and positioning for future growth.  During the year, we made significant strides toward our long-term growth, including demonstrating new technologies, sampling new SoC solutions, and obtaining new design wins for every market segment we participate in.   The advancements made this year in developing our new generation of aggressively-positioned products provide us with cost and performance advantages that should result in higher overall unit volumes as we penetrate and deploy to a widening set of global accounts over the course of the year.

For the Mediaroom segment of the IPTV market, we leveraged our SoC cost, performance, and power advantages to gain new design wins at major telco operators that should begin to ramp during fiscal 2013.  For the hybrid IPTV segment, we demonstrated a range of platform solutions aimed at new standards and thrusts in the broadcast space, including new platforms for DVB-T2 and ISDB-T and middleware from Ginga, 3View, and the pan-European Hybrid Broadcast Broadband TV (HbbTV) initiative.

For the connected media player market, we launched several new solutions that are being aggressively marketed to consumer OEMs with the goal of new product launches reaching the  retail market by this holiday season.  These include solutions for Smartphone to TV Wi-Fi dongles, PC to TV WiDi dongles, DLNA streamers, Media players with Skype video conferencing, Sigma's Ultra-Thin-Client platform with its built-in power line networking, and comprehensive Over-The-Top Content Support.

For the home connectivity segment, we offer the widest range of network solutions and are heavily engaged with many of world’s largest operators to help plan their future deployments of Sigma-driven solutions.   For the HomePNA segment, we grew our footprint in North America while gaining substantial design wins that are already ramping in Latin America.   For the HomePlugAV segment, we achieved new designs at two of the leading ODM suppliers that provide ready-made solutions across Europe and elsewhere.   For the G.hn segment, we began sampling our first chipsets and launched field trials at several major operators.   For the Z-Wave home control segment, we achieved several substantial design wins at leading service providers, including ADT Security, Verizon, and AT&T, each of which is expected to be in volume deployment during this year.

As the convergence of the smart home continues, Sigma has carved out a unique position with the recent acquisition of Trident’s Digital TV business unit. This acquisition represents a significant step forward in our company’s long-term strategy of being the industry-leading provider of advanced system-on-a-chip solutions for the converged media platform.  As a result, Sigma has become a leading vendor of Smart TV solutions, inheriting a strong reputation for picture quality, over-the-top software platforms and frame rate conversion technology.  Additionally, it has allowed us to increased our revenue scale and leverage our combined operational resources and OEM relationships across some of the largest high-growth consumer markets.

From a long-term perspective, Sigma's overall strategy is to make intelligent media platforms the core of our development and translate this leveraged investment into market share growth within the Smart TV, Connected Media Player and IPTV set-top box markets. These intelligent media devices all share the same fundamental elements, which include IP video streaming, Internet and web access, over-the-top content and home connectivity for content sharing.  In summary, we are confident that our long-term strategy to build the leading connected media platform company will  result in strong future growth and profitability.

Thinh Q. Tran
Chief Executive Officer

Forward Looking Information

This communication contains forward-looking statements, which address a variety of subjects including, for example, statements about the benefits of the acquisition of Trident, future growth and expectations about Sigma’s profitability, and statements about the financial and operating performance of Sigma. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, connected home technologies, connected media player and consumer and industrial audio/video markets in general, Sigma’s integration of the assets and employees related to the TV business it recently acquired from Trident Microsystems, Inc., the ramp in demand from Sigma’s set-top box, television and telecommunication customers, Sigma’s ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of Sigma’s SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, and the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company's filings with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.